UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2016

Commission File Number: 001-37544

AmpliPhi Biosciences Corporation

(Exact name of Registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3579 Valley Centre Drive, Suite 100

San Diego, California 92130

(Address of principal executive offices)

(858) 829-0829

(Registrant’s Telephone number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 5, 2016, we issued a press release reporting final results from our Phase 1 trial to evaluate the safety and tolerability of AB-SA01, our proprietary investigational phage cocktail targeting Staphylococcus aureus (S. aureus) infections. Overall, treatment with AB-SA01 was well tolerated when administered topically to the intact skin of healthy adults. The trial was conducted under a Collaborative Research and Development Agreement with the U.S. Army at the Walter Reed Army Institute of Research Clinical Trials Center in Silver Spring, Maryland.

The double-blind, placebo-controlled study evaluated the safety of AB-SA01 administered topically to the intact skin of 12 healthy volunteers between the ages of 18 and 60. Volunteers were assigned to receive either a low dose (1 x 108 PFU/mL) or a high dose (1 x 109 PFU/mL) of AB-SA01, administered topically to the forearm. Placebo was similarly administered to the volunteer’s opposite forearm, allowing each participant to serve as his or her own control. The application sites were covered by an occlusive dressing for 24 hours. Participants received AB-SA01 and placebo daily for three consecutive days and were monitored for approximately two weeks following treatment.

Key findings from the study showed:

•	No subject had a treatment-emergent adverse event (TEAE) that was considered definitely or probably related to AB-SA01

•	There were no severe or higher grade TEAEs, serious adverse events or discontinuation of treatment due to TEAEs

•	Laboratory values and vital sign parameters were within normal ranges

•	Treatment with AB-SA01 was well tolerated throughout the study

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2016	AmpliPhi Biosciences Corporation

	By:	/s/ Steve R. Martin
	Name:	Steve R. Martin
	Title:	Chief Financial Officer